Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That pursuant to a consent to action without meeting of the Board of Directors of:

INTERNATIONAL TEST SYSTEMS, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

—First: The name of this Corporation is:

UNITED RESTAURANT MANAGEMENT, INC.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

—Fourth: Following a 1:25 reverse stock split of the Corporation’s issued and outstanding common stock, for all shareholders of record as of September 26, 2007, the total number of shares of stock which the Corporation shall have authority to issue is  110,000,000  shares of which 100,000,000 shares are designated as common stock,  par value $0.001 per share and 10,000,000 shares of which are designated as preferred stock, par value $0.001 per share.

SECOND: That thereafter, pursuant to a consent to action without meeting, the majority stockholders of said corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of September, 2007.

By: /S/ Carey Birmingham

Authorized Officer

Title: President / CEO

Name: Carey Birmingham

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